EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                  ENDO PHARMACEUTICALS HOLDINGS INC. EXTENDS
              WARRANT TENDER OFFER, PROVIDES MORPHIDEX(R) UPDATE

CHADDS FORD, Pa., January 16, 2002 -- Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP) announced today that it is experiencing slower than anticipated patient enrollment in clinical studies for its development-stage drug MorphiDex(R). The Company has instituted steps to increase the rate of patient enrollment in these studies. If enrollment continues at its current rate, and the Company is unable to otherwise offset the resulting delay, it is possible that it will not be in a position to re-file a new drug application for MorphiDex(R) with the U.S. Food and Drug Administration until the late third quarter or during the fourth quarter of 2002, rather than in mid-2002, as previously disclosed.

         Under the guidelines included in the Prescription Drug User Fee Act of 1992, as amended, the Company anticipates that the FDA will respond to its filing within six months of its acceptance. Therefore, the Company continues to believe that it is unlikely that its outstanding Class A Transferable Warrants (Nasdaq: ENDPW) and Class B Non-Transferable Warrants will become exercisable before September 30, 2002. The Warrants, which were issued by the Company in connection with its acquisition of Algos Pharmaceutical Corporation in July 2000, become exercisable to purchase a specified amount of common stock of the Company at a price of $0.01 per share if the Company obtains FDA approval of MorphiDex(R) on or before March 31, 2003. If the Warrants become exercisable at all, the number of shares into which the Warrants become exercisable depends on when such approval is obtained. If approval is obtained after September 30, 2002 and on or before March 31, 2003, each Warrant will become exercisable for 0.263158 shares of Common Stock. If such approval is not obtained on or prior to March 31, 2003, the Warrants will become void and expire for no value.

         In addition, if FDA approval of MorphiDex(R) is not obtained on or before December 31, 2002, certain other warrants which were issued by the Company to its majority stockholder will become exercisable for approximately
29.7 million shares of the Company's common stock. There are currently approximately 102.1 million shares of the Company's common stock issued and outstanding.

         The Company also announced today that it has extended its current offer to purchase up to 13,500,000 of its Class A Transferable Warrants and any and all of its Class B Transferable Warrants at a price of $0.75 per Warrant until 12:00 midnight, New York City time, on January 23, 2002. The offer was scheduled to expire at 12:00 midnight, New York City time, on January 16, 2002. The extension will provide Warrant holders additional time to determine whether to tender their Warrants in response to the Company's offer. Warrants which have already been tendered pursuant to the offer may be withdrawn by the tendering holder at any time before the expiration date.

         Directors of the Company who control approximately 4.2 million Class A Warrants have indicated that they do not intend to tender any of such Warrants in the tender offer, other than approximately 200,000 Class A Warrants held in trust for the benefit of Mr. Roger Kimmel and approximately 210,000 Class A Warrants held in trusts for the benefit of children of each of Mr. Kimmel and Mr. Michael Hyatt.

         The Company has filed an amendment to its Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the "SEC") confirming the extension and containing certain additional information concerning the tender offer that investors may find useful in evaluating the tender offer.

         This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Warrants of Endo Pharmaceuticals Holdings Inc. The offer is being made solely by the Offer to Purchase and the related Letter of Transmittal. Investors are urged to read the Company's Tender Offer Statement on Schedule TO filed with the SEC in connection with the tender offer, which includes as exhibits the Offer to Purchase and the related Letter of Transmittal, as well as any amendments or supplements to the Statement when they become available, because they contain important information. Each of these documents has been or will be filed with the SEC, and investors may obtain them for free from the SEC at the SEC's website (www.sec.gov) or from MacKenzie Partners, Inc., the information agent for the tender offer, by directing such request to: MacKenzie Partners, Inc., 156 Fifth Avenue, New York, NY, 10010, telephone (212) 929-5500 or (800) 322-2885.

ABOUT ENDO

         Endo is a fully integrated specialty pharmaceutical company with market leadership in pain management products. The company researches, develops, produces and markets a broad product offering of both branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. This and past press releases of Endo Pharmaceuticals Holdings Inc. are available at Endo's Web site at http://www.endo.com.

         To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties. As a result of such risks and uncertainties, which include, but are not limited to, the difficulty of predicting FDA approvals, risks with respect to technology and product development, the effect of competing products and prices, uncertainties regarding intellectual property protection, uncertainties as to the outcome of litigation, changes in operating results and other risks discussed from time to time in Endo's filings with the Securities and Exchange Commission, actual results may differ materially from those expressed or implied by such for ward-looking statements.


CONTACT: ROBERT SIEGFRIED/JEREMY FIELDING



Kekst and Company
212-521-4800